Exhibit 10.12.8

NINTH AMENDMENT TO THE JANUS 401(K)

AND EMPLOYEE STOCK OWNERSHIP PLAN

The Janus 401(k) and Employee Stock Ownership Plan, as amended and restated effective January 1, 2007 (the “Plan”), is hereby amended as follows:

1.             Effective as of January 1, 2014, Section 4.1(b) of the Plan is hereby amended in its entirety to read as follows:

(b)           On behalf of each Participant who is eligible to share in matching contributions for the Plan Year, a matching contribution equal to the specified uniform percentage of each such Participant’s Deferred Compensation (less Catch-Up Contributions made pursuant to 4.2(a)).  The specified uniform percentage of such matching contribution generally shall be 100%, except in such instances where the Board of Directors of the Employer (the “Board”) or the Board’s delegate implements a prospective reduction or increase in the specified percentage of the matching contribution.  In all cases, in applying the matching contribution specified uniform percentage to a Participant’s Deferred Compensation, the Board or the Board’s delegate shall, from time to time, determine the limit on the percentage of annual Compensation to be taken into account; provided, that, such percentage shall be no more than 6% of annual Compensation.  The matching contribution amount shall be deemed an Employer Non-Elective Contribution.

2.             Effective as of January 1, 2014, Section 4.2(b)(4)(C) of the Plan is hereby amended in its entirety to read as follows:

(C)          “Automatic Percentage” means, with respect to any Automatically Enrolled Participant:  (I) 4 percent during the period ending on the day before the second anniversary of the date on which he became an Automatically Enrolled Participant; (II) 5 percent during the period following the period in (I) and ending on the day before the third anniversary of the date on which he became an Automatically Enrolled Participant; and (III) 6 percent following the period in (II).

3.             Effective as of January 1, 2014, Section 7.4(b) of the Plan is hereby amended in its entirety to read as follows:

(b)           A Participant shall become fully Vested in the Participant’s Account attributable to Participant Pre-tax Elective Deferrals and Roth Elective Deferrals made pursuant to 4.2(a) and, except with respect to an Eligible Employee who becomes a Participant on or after January 1, 2014, Employer matching contributions made pursuant to 4.1(b), immediately upon entry into the Plan.

4.             Effective as of January 1, 2014, Section 7.4(c) of the Plan is hereby amended in its entirety to read as follows:

(c)           The Vested portion of any Participant’s Account attributable to discretionary contributions credited to a Participant’s ESOP Stock Bonus Contribution Account pursuant to 4.1(c)(1), to a Participant’s Employer Contribution Account pursuant to 4.1(c)(2) and, with respect to an Eligible Employee who becomes a Participant on or after January 1, 2014, Employer matching contributions made pursuant to 4.1(b),  shall be a percentage of the total amount credited to the Participant’s Account determined on the basis of the Participant’s number of Years of Service according to the following schedule:

Vesting Schedule

Years of Service	Percentage
1	20%
2	40%
3	60%
4	80%
5	100%

5.             Except as expressly provided herein, the Plan shall remain in full force and effect.

IN WITNESS WHEREOF, Janus Capital Group Inc. has executed this Amendment as of this                day of December 2013.

Janus Capital Group Inc.

Karlene Lacy
Senior Vice President
Taxation & Compensation Accounting

ATTEST:

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